Exhibit 23.3
CONSENT OF VITALE, CATURANO & COMPANY, LTD.
As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2006 (except with respect to the Series C financing discussed in Note 5 as to which the date is May 12, 2006 and except for Note 12 as to which the date is September 6, 2007) relating to the financial statements of Constant Contact, Inc. as of December 31, 2005 and for each of the two years in the two year period ended December 31, 2005, which appears in Constant Contact, Inc.’s Registration Statement (No. 333-144381) on Form S-1.
/s/ Vitale, Caturano & Company, Ltd.
VITALE, CATURANO & COMPANY, LTD.
Boston, Massachusetts
February 8, 2008